Exhibit 99.1

JABIL CIRCUIT, INC. TO ISSUE

$250 MILLION OF SENIOR UNSECURED NOTES

St. Petersburg, FL — January 11, 2008 — Jabil Circuit, Inc. (NYSE:JBL) announced today that it has priced an offering of $250 million principal amount of its 8.25% senior unsecured notes due 2018. The Senior Notes will be issued at a price of 99.965 percent of par and will mature on March 15, 2018. The terms of the notes include an interest rate adjustment provision that provides that the interest rate on the notes will be subject to adjustment upon the occurrence of certain specified changes in one or more of the ratings of Jabil’s debt securities. The net proceeds from the sale of the notes will be used to repay a portion of Jabil’s outstanding borrowings under the revolving credit portion of its five year unsecured credit facility. The transaction is expected to close on January 16, 2008.

The notes have been offered only to qualified institutional buyers in reliance on Rule 144A, under the Securities Act of 1933, as amended, and in offshore transactions pursuant to Regulation S under the Securities Act. The notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933.

This release may contain forward-looking statements. Actual results and facts may differ materially as a result of a variety of factors, many of which are outside of Jabil’s control. Risk factors and additional information are included in Jabil’s reports on file with the Securities and Exchange Commission, including Jabil’s Annual Report on Form 10-K for the year ended August 31, 2007, its subsequent Reports on Form 10-Q and Form 8-K and its other securities filings. Jabil disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.